Exhibit 99.1
Media contact: Tesia Williams media-relations@its.jnj.com	Investor contact: Jessica Moore investor-relations@its.jnj.com

For immediate release

Johnson & Johnson Names Eugene A. Woods, Chief Executive Officer of Advocate Health, to its Board of Directors
New Brunswick, N.J., (November 30, 2023) – Johnson & Johnson (NYSE: JNJ) announced today that Eugene A. Woods, MBA, MHA, Chief Executive Officer of Advocate Health, has been appointed to its Board of Directors.
“Mr. Woods is an exceptional addition to Johnson & Johnson’s Board of Directors,” said Joaquin Duato, Chairman and Chief Executive Officer, Johnson & Johnson. “Mr. Woods has an impressive career of leading and transforming healthcare systems while prioritizing the delivery of high-quality, equitable patient care. The Board looks forward to working with him as the Company continues to focus on healthcare innovation and tackling the toughest health challenges.”
“It is an honor to join the Johnson & Johnson Board of Directors as they work to reimagine healthcare through transformative innovation,” said Mr. Woods. “I have dedicated my career to advancing equitable and affordable healthcare for all, and I look forward to serving alongside board members who are equally passionate about serving patients and improving health outcomes.”
About Eugene A. Woods, MBA, MHA
Mr. Woods is a prominent leader in healthcare with more than three decades of experience in leading and operating hospitals, health systems, and healthcare organizations across the country. Currently, he is the Chief Executive Officer of Advocate Health headquartered in Charlotte, North Carolina. In this role, he leads one of the largest non-profit health systems in the country—providing care to more than six million patients across 68 hospitals and over 1,000 care locations. Mr. Woods has held several leadership roles in his distinguished career, including President and CEO of Atrium Health and President and Chief Operating Officer of CHRISTUS Health. In each position, he has prioritized positive health outcomes and equitable care for all patients.
Mr. Woods is the incoming chair of the Charlotte Executive Leadership Council and is a member of the Healthcare Institute, Becker’s Healthcare Advisory Board, the board of Best Buy, and the board of Johnson C. Smith University. He is also a Fellow of the American College of Healthcare Executives. Mr. Woods attended Pennsylvania State University, where he earned a bachelor’s degree and two master’s degrees.
The full Board of Directors list is available on the Johnson & Johnson website at https://www.jnj.com/leadership/our-leadership-team#board-of-directors.
About Johnson & Johnson
At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com/.